Exhibit 99.1

1550 Peachtree Street, N.W.  Atlanta, Georgia 30309

Contact Information:

Media	Investors
Tim Klein	Jeff Dodge
404-885-8555	404-885-8804
404-771-2029 (Wireless)	jeff.dodge@equifax.com
tim.klein@equifax.com

Equifax Agrees to Sell Direct Marketing Services Division to Alliance Data

ATLANTA, June 2, 2010 -- Equifax Inc. (NYSE: EFX) today announced it has entered into a definitive agreement to sell substantially all of the assets of its Direct Marketing Services division to Alliance Data Systems (NYSE: ADS) for $117 million, subject to working capital and other adjustments.   The all-cash transaction is expected to close in approximately 30 days, upon satisfaction of customary closing conditions.

Equifax expects the transaction will result in a one-time after-tax gain upon closing of approximately $0.08 per share, and that the divestiture will be dilutive to 2010 second half earnings per share by approximately four cents per share.  The company intends to use the proceeds from the transaction for general corporate purposes.

Equifax’s Direct Marketing Services division is a leading supplier of proprietary data-driven, integrated marketing solutions operating through three units: Equifax Direct Marketing Solutions LLC and Equifax Marketing Solutions, LLC (together “DMS”) and Equifax Database Services, Inc. (“DBS”).  DMS provides U.S. consumer demographic information and DBS provides database implementation and hosting services.

Alliance Data Systems is a leading provider of loyalty and marketing solutions derived from transaction-based data.  The company is headquartered in Dallas, TX.  Upon closing, the Direct Marketing Services division will be integrated into Epsilon, an Alliance Data business that provides data-driven digital and database marketing services.

About Equifax (www.equifax.com)

Equifax empowers businesses and consumers with information they can trust. A global leader in information solutions, we leverage one of the largest sources of consumer and commercial data, along with advanced analytics and proprietary technology, to create customized insights that enrich both the performance of businesses and the lives of consumers.

With a strong heritage of innovation and leadership, Equifax continuously delivers innovative solutions with the highest integrity and reliability.  Businesses – large and small – rely on us for consumer and business credit intelligence, portfolio management, fraud detection, decisioning technology, marketing tools, and much more.  We empower individual consumers to manage their personal credit information, protect their identity, and maximize their financial well-being.

Headquartered in Atlanta, Georgia, Equifax Inc. operates in the U.S. and 14 other countries throughout North America, Latin America and Europe. Equifax is a member of Standard & Poor’s (S&P) 500® Index. Its common stock is traded on the New York Stock Exchange under the symbol EFX.

Forward-Looking Statements

This press release includes forward-looking statements regarding Equifax’s proposed sale of its direct marketing services division, including statements related to product and service offerings and businesses of Equifax and ADS and the expected impact of the transaction on Equifax’s financial results for 2010. Any such statement may be influenced by a variety of factors, many of which are beyond the control of Equifax and ADS that could cause actual outcomes and results to be materially different from those projected, described, expressed or implied in this press release due to a number of risks and uncertainties.  Potential risks and uncertainties include, but are not limited to, that the transaction will not close or that the closing may be delayed, and Equifax’s expectations for the use of the net proceeds from the transaction.  Accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of Equifax.

Certain additional risk factors are set forth in Equifax’s Annual Report on Form 10-K for the year ended December 31, 2009 under Item 1A, “Risk Factors”, and its other filings with the Securities and Exchange Commission.  Equifax assumes no obligation to update any forward-looking statements to reflect events that occur or circumstances that exist after the date on which they were made.

SOURCE Equifax Inc.